October 14, 2010

Truesport A & E, Ltd.
Attn: Scott Ence, President
5795A Rogers St
Las Vegas, NV 89118

Dear Scott,

I want to thank you for the generosity you have extended to me over the past several months. As you know the UFC, TapouT, and the mixed martial arts industry has been fascinating to me since I first learned about your company. I have enjoyed working-out at your TapouT gym and watching all the things going on in and around it. However I wanted to let you know I have a bunch of travel scheduled in the next three months so I won't be in there bugging you guys as much.

Along these same lines I think it's time to ask for you to find a replacement in the gratuitous positions you have so graciously extended to me. Although I have to admit the business cards you created for me have gotten me some choice valet treatment downtown, I think your business is moving into a new era and those titles need to be passed to your new team members joining you to drive the company forward.

So, please consider this as my written resignation as the corporate secretary for Truesport Alliances and Entertainment, Ltd., and I ask that you please remove my name from whatever area's it may be listed at your earliest convenience. I wish you the best of luck, and again, THANK YOU for the courtesy you have extended to me and don't hesitate to give me a call if there is anything I can provide you assistance on.

Respectfully,

Todd E. Youren